Exhibit 23.2

CONSENT OF ERNST & YOUNG - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-203793, 333-189399, 333-184488, 333-180863, 333-175904, 333-173803, 333-166833, 333-164586, 333-159228, 333-152558, 333-143433, 333-135004, 333-127162, 333-116499, 333-99893, 333-65342, and 333-43558) pertaining to the 2009 Employment Commencement Incentive Plan, 2010 Incentive Award Plan, 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, and 2000 Non-Employee Directors’ Stock Option Plan of our report dated February 3, 2014, with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP
San Francisco, CA
February 2, 2016